Exhibit 99.1

Investor Contact: Larry P. Kromidas
(314) 480-1452
Email: lpkromidas@olin.com

   News

Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105-3443

FOR IMMEDIATE RELEASE

Olin Completes New Senior Revolving Credit Facility,
Amends the 2010 Tax Exempt Debt Issues, and
Announces the Retirement of Debt

CLAYTON, MO, April 27, 2012  – Olin Corporation (NYSE:OLN) announced today that it has entered into a new $265 million five-year senior revolving credit facility that replaces its $240 million senior revolving credit facility.  The new credit facility will expire on April 27, 2017 and is comprised of a $215 million US dollar denominated portion under which Olin may borrow and a $50 million US/Canadian dollar denominated portion under which Olin and one of its Canadian subsidiaries may borrow.  The facility is unsecured and contains restrictions on Olin that are similar to the restrictions contained in the $240 million senior revolving credit facility. The facility also includes a $110 million letter of credit subfacility and the ability to increase the size of the facility to $365 million.

Wells Fargo Bank, National Association, will act as Administrative Agent for the facility; Bank of America, N.A. and Citibank, N.A., have acted as Syndication Agents; and Wells Fargo Securities, LLC, Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated have acted as Joint Lead Arrangers and Joint Bookrunners.

In addition, Olin entered into a Forward Purchase Agreement and the Second Amendment to the Amended and Restated Credit and Funding Agreement governing The Industrial Development Authority of Washington County Series 2010A bonds, The Industrial Development Authority of Washington County Series 2010B bonds, The Mississippi Business Finance Corporation Series 2010 bonds and The Industrial Development Board of the County of Bradley and the City of Cleveland, Tennessee Series 2010 bonds to reduce the interest rate on the bonds and secure a commitment from the current holders of the bonds to repurchase the bonds through October 31, 2016.

Olin’s Board of Directors also authorized the repayment of $7.7 million of The Industrial Development Board of the County of Bradley (Tennessee) Variable Rate Demand Revenue Refunding Bonds (Olin Corporation Project) Series 1993C bonds. The Company intends to exercise the early redemption provision and repay the bonds during the second quarter of 2012.  The bonds, which currently pay a fixed rate of 6.625%, will be redeemed at 103% of their face value.

COMPANY DESCRIPTION

Olin Corporation is a manufacturer concentrated in two business segments:  Chlor Alkali Products and Winchester.  Chlor Alkali Products manufactures chlorine and caustic soda, sodium hydrosulfite, hydrochloric acid, hydrogen, potassium hydroxide and bleach products.  Winchester products include sporting ammunition, reloading components, small caliber military ammunition and components, and industrial cartridges.

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FORWARD-LOOKING STATEMENTS

This communication includes forward-looking statements. These statements relate to analyses and other information that are based on management's beliefs, certain assumptions made by management, forecasts of future results, and current expectations, estimates and projections about the markets and economy in which we and our various segments operate. The statements contained in this communication that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties.

We have used the words "anticipate," "intend," "may," "expect," "believe," "should," "plan," "project," "estimate," “forecast,” and variations of such words and similar expressions in this communication to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise. Relative to the dividend, the payment of cash dividends is subject to the discretion of our board of directors and will be determined in light of then-current conditions, including our earnings, our operations, our financial conditions, our capital requirements and other factors deemed relevant by our board of directors. In the future, our board of directors may change our dividend policy, including the frequency or amount of any dividend, in light of then-existing conditions.

The risks, uncertainties and assumptions involved in our forward-looking statements, many of which are discussed in more detail in our filings with the SEC, including without limitation the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2011, include, but are not limited to, the following:

•
sensitivity to economic, business and market conditions in the United States and overseas, including economic instability or a downturn in the sectors served by us, such as ammunition, housing, vinyls, and pulp and paper, and the migration by United States customers to low-cost foreign locations;

•
the cyclical nature of our operating results, particularly declines in average selling prices in the chlor alkali industry and the supply/demand balance for our products, including the impact of excess industry capacity or an imbalance in demand for our chlor alkali products;

•	economic and industry downturns that result in diminished product demand and excess manufacturing capacity in any of our segments and that, in many cases, result in lower selling prices and profits;
•	costs and other expenditures in excess of those projected for environmental investigation and remediation or other legal proceedings;
•	unexpected litigation outcomes;
•	new regulations or public policy changes regarding the transportation of hazardous chemicals and the security of chemical manufacturing facilities;
•	changes in legislation or government regulations or policies;
•	adverse conditions in the credit and capital markets, limiting or preventing our ability to borrow or raise capital;
•	the occurrence of unexpected manufacturing interruptions and outages, including those occurring as a result of labor disruptions and production hazards;
•	the failure or an interruption of our information technology systems;
•	higher-than-expected raw material and energy, transportation, and/or logistics costs;
•	weak industry conditions could affect our ability to comply with the financial maintenance covenants in our senior revolving credit facility and certain tax-exempt bonds;
•	the effects of any declines in global equity markets on asset values and any declines in interest rates used to value the liabilities in our pension plan; and
•	an increase in our indebtedness or higher-than-expected interest rates, affecting our ability to generate sufficient cash flow for debt service.

All of our forward-looking statements should be considered in light of these factors. In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of our forward-looking statements.

2012–09